Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results Despite Disappointing Political Revenue

Atlanta, Georgia – November 8, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record-setting results of operations for the three-months ended September 30, 2016 (the “third quarter of 2016”), including record revenue and Broadcast Cash Flow. Despite inventory displacement resulting from political advertising and the Olympic games, our core revenue was flat compared to the same period in 2015. Moreover, adjusting for the impact of acquisitions and financing transactions, Gray continues to post organic revenue growth while maintaining solid expense controls.

A charge for loss from early extinguishment of debt of approximately $32 million contributed to a slight net loss for the third quarter of 2016, as described herein. Excluding that charge, our net income would have been $19.3 million, and our basic and diluted net income per share would have been $0.27 and $0.26, respectively.

Gray achieved record-setting results despite disappointing political revenue of $22.3 million in the third quarter of 2016. For the full-year of 2016, on a Combined Historical Basis as defined herein, we anticipate total political advertising revenue in the range of $89.5 million to $90.5 million, assuming no run-off or other elections in our markets before the end of the year. Also on a Combined Historical Basis and including the television stations that we operate under joint sales agreements (or “JSAs”), our third quarter of 2016 political revenue was $23.1 million, and our estimate for full-year 2016 political revenue is $91.8 million to $92.8 million.

Hilton H. Howell, Jr., Gray’s Chairman and CEO, commented, “This year’s political election season presented extra-ordinary challenges from the top of the ticket to the bottom, especially after mid-September. These challenges created a ‘perfect storm’ for our political revenue. Earlier this year, a large number of races were expected to be highly competitive and political fundraising appeared to be highly encouraging through the summer. However, actual spending by candidates, political parties and third-parties fell far short of expectations, especially in Gray’s markets.”

Mr. Howell continued, “The political uncertainty also appears to have led to significant economic uncertainty and created new headwinds for our core business that we hope will dissipate as the results of today’s elections are announced tonight. In any event, the political revenue results and uncertain macro environment make it more likely that Gray will place the highest priority on debt repayment over the next four to five quarters.”

Financial Highlights

As-Reported Basis

Our total revenue for the third quarter of 2016 was $204.5 million, which was the highest amount for any quarter in our history. Total revenue increased $53.4 million, or 35%, for the third quarter of 2016 when compared to the three-months ended September 30, 2015 (the “third quarter of 2015”). Nevertheless, the shortfall in political advertising revenue during the third quarter of 2016, along with the $32.0 million loss from early extinguishment of debt ($19.5 million, net of tax) described herein, contributed to a net loss of $0.2 million for the third quarter of 2016. Our Broadcast Cash Flow was $84.2 million for the third quarter of 2016, which was the highest for any third quarter in our history and a 60% increase from the third quarter of 2015.

Combined Historical Basis

The results reported today also reflect organic revenue growth at Gray. On a Combined Historical Basis total revenue increased 12% and Broadcast Cash Flow increased 24% in the third quarter of 2016 compared to the third quarter of 2015. In addition, on a Combined Historical Basis, our broadcast operating expenses, excluding network compensation fees, decreased in the third quarter of 2016 when compared to the third quarter of 2015. Significantly, the expected increases in network compensation fees were offset by increases in gross retransmission revenue. Also noteworthy is that in the first nine-months of 2016, when compared to the first nine-months of 2015 on a Combined Historical Basis, our national sales commission expenses decreased by approximately $10.0 million as a result of our termination of substantially all of our national sales representation agreements at the beginning of 2016. These expense savings are accompanied by a positive and direct relationship with our national sales customers.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Other Highlights

Our broadcast of the 2016 Olympic games generated approximately $8.2 million of advertising revenue, which amount is included in our third quarter of 2016 local and national advertising revenues.

On September 14, 2016, we completed the private placement of $525.0 million of 5.125% senior notes due 2024 (the “2024 Notes”), at par, and we issued $200.0 million of additional 5.875% notes due 2026 (the “Additional 2026 Notes”) at 103.0% of par, resulting in an effective yield for the Additional 2026 Notes of 5.398%. The proceeds of these offerings were used to complete the tender offer (the “Tender Offer”) and redemption (the “Redemption”) of all our outstanding 7½% senior notes due 2020 (the “2020 Notes”). This refinancing both reduced our borrowing cost and extended the maturities of our debt. Upon completion of this refinancing, our weighted average cost of debt was 5.05%. This refinancing transaction should reduce our cash interest cost by approximately $12.0 million annually.

In connection with the completion of the Tender Offer and the Redemption, we recorded a loss from early extinguishment of debt of approximately $32.0 million ($19.5 million, net of tax) in the three and nine-months ended September 30, 2016.

As of September 30, 2016, our Total Leverage Ratio (as defined herein) was 5.27 times on a trailing eight-quarter basis, netting all $230.4 million of cash on our balance sheet against our debt balance.

We currently have pending acquisitions entered into earlier this year covering four television stations in three markets: WBAY (ABC) in Green Bay, Wisconsin, KWQC (NBC) in Davenport, Iowa and WDTV (CBS) and WVFX (FOX/CW) in Clarksburg, West Virginia. We expect to complete these acquisitions using cash on hand, following receipt of regulatory approvals that are expected either late in the fourth quarter of 2016 or early in the first quarter of 2017.

In addition, we recently entered into an agreement to acquire KTVF (NBC), KXDD (CBS), and KFXF (FOX) in Fairbanks, Alaska, for a total purchase price of $8.0 million (collectively, the “Fairbanks Acquisition”). We anticipate completing the Fairbanks Acquisition using cash on hand following receipt of regulatory approvals in the first or second quarter of 2017. With an effective purchase price multiple for the Fairbanks Acquisition of less than five times blended average 2015-16 pro-forma broadcast cash flow, this transaction will be immediately cash flow accretive.

Effects of Acquisitions and Divestitures on Our Results of Operations

From October 31, 2013 through September 30, 2016, we completed 19 acquisition transactions and three divestiture transactions. As more fully described in the Form 10-Q to be filed with the Securities and Exchange Commission today and in our prior disclosures, these transactions added a net total of 43 television stations in 25 television markets to our operations, including 20 new television markets.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

We refer to the 13 stations acquired and retained and those stations in the Clarksburg, West Virginia market that we operate under a local programming and marketing agreement (“LMA”) as the “2016 Acquired Stations.” During 2015, we completed six acquisitions, which collectively added seven television stations in six markets (four new markets) to our operations at various times during that year, and we refer to the stations acquired in those acquisitions as the “2015 Acquired Stations.” During 2014, we completed seven acquisitions, which collectively added 22 television stations in 12 markets (10 new markets) to our operations at various times during that year, and we refer to the stations acquired in those acquisitions as the “2014 Acquired Stations.” Unless the context of the following discussion requires otherwise, we refer to the 2016 Acquired Stations, the 2015 Acquired Stations and the 2014 Acquired Stations, collectively, as the “Acquired Stations.”

Due to the significant effect that our acquisitions and divestitures have had on our results of operations, and in order to provide more meaningful period over period comparisons, we also present herein certain financial information on a “Combined Historical Basis.” Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray’s historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquired Stations and removing the historical revenues and historical broadcast expenses of divested stations as if they had been acquired or divested, respectively, on January 1, 2014 (the beginning of the earliest period presented). In addition, our Combined Historical Basis non-GAAP terms “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in our Senior Credit Agreement,” “Free Cash Flow” and “Total Leverage Ratio, Net of All Cash” give effect to the financings related to the acquisition of the Acquired Stations, as if these financings occurred on January 1, 2014, and certain anticipated net expense savings resulting from the completed acquisitions. Free Cash Flow presented on a Combined Historical Basis also includes adjustments to the purchase of property and equipment and income taxes paid, net of refunds, as if the acquisition of the Acquired Stations occurred on January 1, 2014. Combined Historical Basis financial information for acquisitions does not reflect all purchase accounting and other adjustments required for Regulation S-X pro forma financial statements.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Selected Operating Data on As-Reported Basis (unaudited):

	Three Months Ended September 30,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$204,490	$151,102	35%	$131,702	55%
Political	$22,272	$4,594	385%	$22,029	1%

Operating expenses (1):
Broadcast	$120,717	$98,921	22%	$73,218	65%
Corporate and administrative	$7,223	$10,022	(28)%	$5,271	37%

Net (loss) income	$(213)	$6,609	(103)%	$13,940	(102)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$84,170	$52,667	60%	$58,429	44%
Broadcast Cash Flow Less Cash Corporate Expenses	$77,916	$43,434	79%	$53,885	45%
Free Cash Flow	$29,495	$15,609	89%	$25,309	17%

	Nine Months Ended September 30,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$574,846	$427,869	34%	$330,248	74%
Political	$41,576	$7,950	423%	$33,437	24%

Operating expenses (1):
Broadcast	$346,620	$272,213	27%	$199,604	74%
Corporate and administrative	$31,425	$23,313	35%	$21,618	45%

Net income	$26,439	$24,314	9%	$16,808	57%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$229,332	$156,635	46%	$129,578	77%
Broadcast Cash Flow Less Cash Corporate Expenses	$200,817	$135,652	48%	$110,766	81%
Free Cash Flow	$79,640	$64,988	23%	$41,644	91%

(1) Excludes depreciation, amortization, and loss on disposal of assets.

(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Selected Operating Data on Combined Historical Basis (unaudited):

	Three Months Ended September 30,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$204,490	$182,864	12%	$184,620	11%
Political	$22,272	$5,081	338%	$33,700	(34)%

Operating expenses (1):
Broadcast	$120,717	$120,523	0%	$104,279	16%
Corporate and administrative	$7,223	$10,022	(28)%	$5,271	37%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$84,170	$67,833	24%	$85,452	(2)%
Broadcast Cash Flow Less Cash Corporate Expenses	$77,916	$58,600	33%	$80,908	(4)%
Operating Cash Flow as defined in our Senior Credit Agreement	$76,940	$60,584	27%	$80,936	(5)%
Free Cash Flow	$30,083	$22,685	33%	$46,092	(35)%

	Nine Months Ended September 30,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$591,579	$534,835	11%	$513,538	15%
Political	$42,243	$8,920	374%	$53,377	(21)%

Operating expenses (1):
Broadcast	$361,140	$345,623	4%	$310,009	16%
Corporate and administrative	$31,425	$23,313	35%	$21,618	45%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$234,209	$208,200	12%	$219,323	7%
Broadcast Cash Flow Less Cash Corporate Expenses	$205,693	$187,217	10%	$200,511	3%
Operating Cash Flow as defined in our Senior Credit Agreement	$210,508	$191,958	10%	$206,109	2%
Free Cash Flow	$90,089	$93,432	-4%	$107,579	(16)%

(1) Excludes depreciation, amortization, and loss on disposal of assets.

(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Reclassification of Revenue

Through 2015, we reported our local television advertising revenues and our internet/digital/mobile advertising revenues separately. Beginning in 2016, we report a single line item identified as “Local (including internet/digital/mobile)” that combines our local television advertising revenues and our internet/digital/mobile advertising revenues. Because this revenue primarily originates within each local market in which we operate and is sold by each local sales force, we believe this classification is more consistent and more representative of our operating focus, to maximize all aspects of local revenue. All prior periods presented herein have been reclassified to reflect our current presentation.

Results of Operations for the Third Quarter of 2016:

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) by type for the third quarter of 2016 and 2015 (dollars in thousands):

	Three Months Ended September 30,
	2016		2015
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$102,172	50.0%	$83,972	55.6%
National	25,426	12.4%	20,889	13.8%
Political	22,272	10.9%	4,594	3.0%
Retransmission consent	51,096	25.0%	39,329	26.0%
Other	3,524	1.7%	2,318	1.6%
Total	$204,490	100.0%	$151,102	100.0%

Total revenue increased $53.4 million, or 35%, to $204.5 million for the third quarter of 2016 compared to the third quarter of 2015. Total revenue from the 2016 Acquired Stations and the 2015 Acquired Stations, collectively, accounted for approximately $50.8 million of our total revenue in the third quarter of 2016 compared to $8.3 million in the third quarter of 2015.

In addition to the total revenue contributed by the 2016 Acquired Stations and 2015 Acquired Stations, our total revenue increased in the third quarter of 2016, as compared to the third quarter of 2015, primarily due to increases in retransmission revenue, due primarily to increased retransmission consent rates and increases in political advertising revenue, due to 2016 being the “on-year” of the two-year election cycle. Our broadcast of the 2016 Olympic games generated approximately $8.2 million of advertising revenue in the third quarter of 2016.

The principal types of revenue for the third quarter of 2016 compared to the third quarter of 2015 were as follows:

•	Local advertising revenue (including internet/digital/mobile) increased $18.2 million, or 22%, to $102.2 million.

•	National advertising revenue increased $4.5 million, or 22%, to $25.4 million.

•	Political advertising revenue increased $17.7 million, or 385%, to $22.3 million.

•	Retransmission consent revenue increased $11.8 million, or 30%, to $51.1 million.

•	Other revenue increased $1.2 million, or 52%, to $3.5 million.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Within our local and national advertising revenue types, and excluding revenue from the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories experienced the following approximate changes during the third quarter of 2016 compared to the third quarter of 2015:

•	Automotive increased 1%;

•	Medical increased 5%;

•	Furniture and appliances increased 6%;

•	Restaurant decreased 17%; and

•	Home improvement increased 11%.

Revenue on Combined Historical Basis.

 On a Combined Historical Basis, total revenue increased $21.6 million, or 12%, to $204.5 million in the third quarter of 2016 compared to the third quarter of 2015. On a Combined Historical Basis, the principal types of revenue for the third quarter of 2016 compared to the third quarter of 2015 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) increased $0.9 million, or 1%, to $102.2 million.

•	National advertising revenue decreased $1.9 million, or 7%, to $25.4 million.

•	Political advertising revenue increased $17.2 million, or 338%, to $22.3 million.

•	Retransmission consent revenue increased $6.8 million, or 15%, to $51.1 million.

•	Other revenue decreased $1.3 million, or 27%, to $3.5 million.

Within our local and national advertising revenue types, and including revenue from the Acquired Stations, our five largest customer categories experienced the following approximate changes in revenue for the third quarter of 2016 compared to the third quarter of 2015:

•	Automotive decreased 1%;

•	Medical increased 5%;

•	Furniture and appliances increased 10%;

•	Restaurant decreased 17%; and

•	Home improvement increased 8%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $21.8 million, or 22%, to $120.7 million for the third quarter of 2016 compared to the third quarter of 2015. The 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $28.1 million of our broadcast operating expenses in the third quarter of 2016 compared to $4.6 million in the third quarter of 2015.

•

Non-compensation expenses increased $9.9 million in the third quarter of 2016. Non-compensation expenses associated with the 2016 Acquired Stations and 2015 Acquired Stations, collectively, totaled $13.5 million in the third quarter of 2016. Excluding the effects of the 2016 Acquired Stations and 2015 Acquired Stations, we also experienced the following changes in the third quarter of 2016 compared to the third quarter of 2015; other network programming fees increased approximately $2.6 million reflecting increased fees payable to networks under our affiliation agreements; and national sales commissions decreased $7.4 million primarily as a result of the termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expenses increased $11.9 million in the third quarter of 2016 primarily as a result of compensation expenses attributable to the 2016 Acquired Stations and 2015 Acquired Stations. Non-cash share based compensation expenses were $0.3 million in the third quarter of 2016 compared to $0.2 million in the third quarter of 2015.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $0.2 million, or less than 1%, to $120.7 million for the third quarter of 2016 compared to the third quarter of 2015. The increase reflects, in part, the following:

•	Network program fees increased in the third quarter of 2016 compared to the third quarter of 2015 by $5.2 million to $25.0 million, consistent with the growth of retransmission consent revenue.

•

National sales commissions decreased in the third quarter of 2016 compared to the third quarter of 2015 by $7.8 million resulting from the termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expense increased by approximately $0.4 million in the third quarter of 2016 compared to the third quarter of 2015. Non-cash share based compensation expenses were $0.3 million in the third quarter of 2016 compared to $0.2 million in the third quarter of 2015.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) decreased $2.8 million, or 28%, to $7.2 million in the third quarter of 2016 as compared to the third quarter of 2015. The decrease reflects, in part, the following:

•

Non-compensation expense decreased $3.3 million in the third quarter of 2016 primarily due to decreased professional fees related to the 2016 Acquired Stations, that were completed primarily in the first quarter of 2016, compared to the 2015 Acquired Stations, that were completed primarily in the third quarter of 2015.

•

Compensation expense increased $0.5 million primarily due to increases in incentive compensation costs that were offset, in part, by reductions in relocation expenses. Non-cash share based compensation expenses were $1.0 million in the third quarter of 2016 compared to $0.8 million in the third quarter of 2015.

Cash Tax Payments

During the third quarter of 2016, the Company made aggregate federal and state tax payments of $0.5 million compared to $0.4 million in the third quarter of 2015.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Results of Operations for the Nine-Months Ended September 30, 2016:

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) by type for the nine-month periods ended September 30, 2016 and 2015 (dollars in thousands):

	Nine Months Ended September 30,
	2016		2015
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$296,253	51.5%	$241,928	56.5%
National	73,575	12.8%	57,605	13.5%
Political	41,576	7.2%	7,950	1.9%
Retransmission consent	148,914	25.9%	112,489	26.3%
Other	14,528	2.6%	7,897	1.8%
Total	$574,846	100.0%	$427,869	100.0%

Total revenue increased $147.0 million, or 34%, to $574.8 million for the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015. Revenue from the 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $128.3 million of our total revenue in the nine-months ended September 30, 2016, compared to $8.3 million in the nine-months ended September 30, 2015.

In addition to the total revenue contributed by the 2016 Acquired Stations and the 2015 Acquired Stations, our total revenue increased in the nine-months ended September 30, 2016, as compared to the nine-months ended September 30, 2015, primarily due to increases in retransmission revenue, due primarily to increased retransmission consent rates and increases in political advertising revenue. Local and national advertising revenue also included approximately $2.1 million of revenue from the broadcast of the 2016 Super Bowl on our CBS channels, an increase of approximately $0.6 million compared to the $1.5 million of revenue from the broadcast of the 2015 Super Bowl on our NBC channels. The broadcast of the 2016 Olympic games generated approximately $8.2 million of advertising revenue in the first nine-months of 2016.

The principal types of revenue for the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015 were as follows:

•	Local advertising revenue (including internet/digital/mobile) increased $54.3 million, or 22%, to $296.3 million.

•	National advertising revenue increased $16.0 million, or 28%, to $73.6 million.

•	Political advertising revenue increased $33.6 million, or 423%, to $41.6 million.

•	Retransmission consent revenue increased $36.4 million, or 32%, to $148.9 million.

•	Other revenue increased $6.6 million, or 84%, to $14.5 million.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Within our local and national advertising revenue categories, and excluding revenue from the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories experienced the following changes during the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015:

•	Automotive increased 2%;

•	Medical increased 2%;

•	Restaurant decreased 7%;

•	Furniture and appliances increased 5%; and

•	Home improvement increased 7%.

Revenue on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $56.7 million, or 11%, to $591.6 million in the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015. The Combined Historical Basis components of revenue for the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) increased $3.7 million, or 1%, to $305.4 million.

•	National advertising revenue decreased $3.5 million, or 4%, to $75.9 million.

•	Political advertising revenue increased $33.3 million, or 374%, to $42.2 million.

•	Retransmission consent revenue increased $23.7 million, or 18%, to $152.6 million.

•	Other revenue decreased $0.5 million, or 3%, to $15.4 million.

Within our local and national advertising revenue categories, and including revenue from the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories experienced the following approximate changes in revenue during the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015:

●	Automotive increased 2%;

●	Medical increased 1%;

●	Restaurant decreased 5%;

●	Furniture and appliances increased 8%; and

●	Home improvement increased 6%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $74.4 million, or 27%, to $346.6 million for the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015. The 2016 Acquired Stations and the 2015 Acquired Stations, collectively, accounted for approximately $74.5 million of our total broadcast expenses in the nine-months ended September 30, 2016, compared to $4.6 million during the nine-months ended September 30, 2015.

•

Non-compensation expense increased $36.2 million for the nine-months ended September 30, 2016. Non-compensation expenses associated with the 2016 Acquired Stations and 2015 Acquired Stations collectively totaled $34.0 million in the nine-months ended September 30, 2016. Excluding the 2016 Acquired Stations and the 2015 Acquired Stations; network program fees increased approximately $8.2 million, reflecting increased fees payable to networks under our affiliation agreements; and national sales commissions decreased $9.0 million in the nine-months ended September 30, 2016, primarily as a result of the termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expense increased $38.2 million in the nine-months ended September 30, 2016, primarily as a result of an increase of $38.0 million in compensation expenses attributable to the 2016 Acquired Stations and 2015 Acquired Stations. Non-cash share based compensation expenses were $0.9 million in the nine-months ended September 30, 2016, compared to $0.7 million in the nine-months ended September 30, 2015.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $15.5 million, or 4%, to $361.1 million for the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015. The increase reflects, in part, the following:

•

Non-compensation expense in the nine-months ended September 30, 2016 increased primarily as a result of network program fees that increased $16.1 million to $73.4 million, consistent with the growth of the related retransmission consent revenue.

•

Non-compensation expense increases were offset, in-part, by a $10.0 million decrease in national sales commissions in the nine-months ended September 30, 2016 resulting from our termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expense increased $5.8 million in the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015. Non-cash share based compensation expenses were $0.9 million in the nine-months ended September 30, 2016 compared to $0.7 million in the nine-months ended September 30, 2015.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $8.1 million, or 35%, to $31.4 million in the nine-months ended September 30, 2016 compared to the nine-months ended September 30, 2015. The net increase reflects, in part, the following:

•

Non-compensation expense increased $6.8 million in the nine-months ended September 30, 2016 due to $13.2 million of professional fees, primarily related to the acquisition of the 2016 Acquired Stations compared to $7.0 million of professional fees incurred in the nine-months ended September 30, 2015, primarily related to the acquisition of the 2015 Acquired Stations.

•

Compensation expense increased $1.3 million primarily due to increases in incentive compensation costs which were offset, in-part, by reductions in relocation expenses. Non-cash share based compensation expenses were $2.9 million in the nine-months ended September 30, 2016 compared to $2.3 million in the nine-months ended September 30, 2015.

Cash Tax Payments

During the 2016 nine-month period, the Company made aggregate federal and state tax payments totaling $14.6 million compared to $1.7 million for the 2015 nine-month period. Based on our current forecasts, we do not anticipate that we will make any additional significant federal or state tax payments for the remainder of 2016.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015

Revenue (less agency commissions)	$204,490	$151,102	$574,846	$427,869
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	120,717	98,921	346,620	272,213
Corporate and administrative	7,223	10,022	31,425	23,313
Depreciation	11,494	9,354	34,237	26,906
Amortization of intangible assets	4,235	3,213	12,365	8,715
Loss (gain) on disposal of assets, net	354	248	(66)	562
Operating expenses	144,023	121,758	424,581	331,709
Operating income	60,467	29,344	150,265	96,160
Other income (expense):
Miscellaneous income, net	30	28	740	102
Interest expense	(27,926)	(18,645)	(73,470)	(55,762)
Loss from early extinguishment of debt	(31,987)	-	(31,987)	-
Income before income tax	584	10,727	45,548	40,500
Income tax expense	797	4,118	19,109	16,186
Net (loss) income	$(213)	$6,609	$26,439	$24,314

Basic per share information:
Net (loss) income	$-	$0.09	$0.37	$0.36
Weighted-average shares outstanding	71,879	71,638	71,850	67,215

Diluted per share information:
Net (loss) income	$-	$0.09	$0.36	$0.36
Weighted-average shares outstanding	71,879	72,341	72,723	67,824

Political advertising revenue (less agency commissions)	$22,272	$4,594	$41,576	$7,950

Revenue from broadcast of Olympic games (less agency commissions)	$8,192	$-	$8,192	$-

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Other Financial Data:

	September 30, 2016	December 31, 2015
	(in thousands)

Cash	$230,398	$97,318
Long-term debt including current portion	$1,755,725	$1,220,084
Borrowing availability under our senior credit facility	$60,000	$50,000

	Nine Months Ended September 30,
	2016	2015
	(in thousands)

Net cash provided by operating activities	$101,967	$82,718
Net cash used in investing activities	(469,504)	(199,635)
Net cash provided by financing activities	500,617	167,317
Net increase in cash	$133,080	$50,400

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Guidance for the Three-Months Ending December 31, 2016 (the “fourth quarter of 2016”):

Based on our current forecasts for the fourth quarter of 2016, we anticipate the changes from the three-months ended December 31, 2015 (the “fourth quarter of 2015”) as outlined below. Our guidance for the fourth quarter of 2016 does not include any revenue or expense estimates relating to our pending acquisitions.

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	Actual
	the Fourth	Actual Fourth	the Fourth	Actual Fourth	Fourth
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2016	2015	2016	2015	2015
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$230,000	36%	$237,000	40%	$169,487

OPERATING EXPENSES (before depreciation, amortization and gain on disposals of assets):
Broadcast	$125,000	23%	$127,500	25%	$101,969
Corporate and administrative	$8,000	(27)%	$9,000	(18)%	$11,030

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$47,000	410%	$48,000	421%	$9,213

Comments on Fourth Quarter of 2016 Guidance:

Fourth Quarter of 2016 on As-Reported Basis:

Revenue on As-Reported Basis.

Based on our current forecasts for the fourth quarter of 2016, we anticipate the following changes from the fourth quarter of 2015 as outlined below. Our total revenue estimates for the fourth quarter of 2016 include approximately $40.0 million of revenue estimated to be contributed by the 2016 Acquired Stations.

●

We believe our fourth quarter of 2016 local advertising revenue (including internet/digital/mobile) will increase within a range of approximately 10% to 13% or approximately $104.0 million to $107.0 million.

●	We believe our fourth quarter of 2016 national advertising revenue will increase within a range of approximately 2% to 11% or approximately $24.0 million to $26.0 million.

●

We believe our fourth quarter of 2016 political advertising revenue will be within a range of approximately $47.0 million to $48.0 million. Our political advertising revenue was approximately $9.2 million in the fourth quarter of 2015; $48.5 million in the fourth quarter of 2014; and $43.4 million in the fourth quarter of 2012. Including the television stations that we operate under JSAs, our fourth quarter of 2016 political advertising revenue will be within a range of approximately $48.3 million to $49.3 million.

●	We believe our fourth quarter of 2016 retransmission consent revenue will be within a range of approximately $51.0 million to $52.0 million (or increase approximately 29% to 32%) .

Broadcast Operating Expenses (before depreciation, amortization and gain on disposal of assets) on As-Reported Basis.

For the fourth quarter of 2016, we anticipate our broadcast operating expenses will increase from the fourth quarter of 2015, reflecting a $21.7 million incremental impact of the 2016 Acquisitions as well as the anticipated increases in payroll and related employee benefits. We anticipate that our broadcast operating expenses will also reflect increases in network fees of approximately $6.8 million (to a total of approximately $25.2 million for the fourth quarter of 2016).

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain on disposal of assets) on As-Reported Basis.

For the fourth quarter of 2016, we anticipate our corporate and administrative operating expense will decrease to within a range of approximately $8.0 million to $9.0 million, primarily attributable to decreases in professional services fees related to acquisitions.

Fourth Quarter of 2016 on Combined Historical Basis:

Based on our current forecasts for the fourth quarter of 2016, we anticipate the following changes from the Combined Historical Basis for the fourth quarter of 2015 as outlined below. For the purposes hereof, our Combined Historical Basis for the fourth quarter of 2015 has been adjusted to give effect to the 2016 Acquired Stations. We expect that local and national advertising revenue will be adversely impacted by the volume of commercial advertising minutes utilized by political advertisers.

Revenue on Combined Historical Basis:

●	We believe our fourth quarter of 2016 total revenue will be within a range of approximately $230.0 million to $237.0 million (or increase approximately 14% to 17%).

●

We believe our fourth quarter of 2016 local advertising revenue (including internet/digital/mobile) will be within a range of approximately $104.0 million to $107.0 million (or decrease approximately 5% to 7%).

●	We believe our fourth quarter of 2016 national advertising revenue will be within a range of approximately $24.0 million to $26.0 million (or decrease approximately 8% to 15%).

●

We believe our fourth quarter of 2016 political advertising revenue will be within a range of approximately $47.0 million to $48.0 million. Our political advertising revenue was approximately $9.7 million in the fourth quarter of 2015; $65.5 million in the fourth quarter of 2014; and $69.2 million in the fourth quarter of 2012. Including the television stations that we operate under JSAs, our fourth quarter of 2016 political advertising revenue will be within a range of approximately $48.3 million to $49.3 million.

●	We believe our fourth quarter of 2016 retransmission consent revenue will be within a renge of approximately $51.0 million to $52.0 million (or increase approximately 15% to 17%).

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis:

Our total broadcast operating expenses for the fourth quarter of 2016 are anticipated to increase from the fourth quarter of 2015 on a Combined Historical Basis by a range of approximately $1.6 million to $4.1 million (to total within a range of approximately $125.0 million to $127.5 million). This increase reflects an expected increase of $4.9 million in network fees (expected to total approximately $25.2 million).

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in Gray’s Senior Credit Agreement (“Operating Cash Flow”), Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate the amount used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity. These non-GAAP amounts may be provided on an As-Reported Basis as well as a Combined Historical Basis.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Operating Cash Flow as Combined Historical Basis net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense and pension expenses less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue and cash contributions to pension plans.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense and pension expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

Our Total Leverage Ratio, Net of All Cash is calculated as our Operating Cash Flow for the preceding eight quarters, divided by two, which is then divided by our long term debt, excluding net premiums and net deferred financing costs, but including any other debt, net of all cash.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Reconciliation on As-Reported Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended
	September 30,
	2016	2015	2014
Net (loss) income	$(213)	$6,609	$13,940
Adjustments to reconcile from net (loss) income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	11,494	9,354	8,228
Amortization of intangible assets	4,235	3,213	3,823
Non-cash stock based compensation	1,271	1,009	981
Loss on disposal of assets, net	354	248	6
Miscellaneous income, net	(30)	(28)	(11)
Interest expense	27,926	18,645	18,619
Loss from early extinguishment of debt	31,987	-	-
Income tax expense	797	4,118	8,608
Amortization of program broadcast rights	4,817	3,677	3,309
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	6	6
Network compensation revenue recognized	-	-	(122)
Payments for program broadcast rights	(4,729)	(3,417)	(3,502)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	6,254	9,233	4,544
Broadcast Cash Flow	84,170	52,667	58,429
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	(6,254)	(9,233)	(4,544)
Broadcast Cash Flow Less Cash Corporate Expenses	77,916	43,434	53,885
Pension expense	40	-	1,518
Contributions to pension plans	(1,405)	(2,483)	(1,996)
Interest expense	(27,926)	(18,645)	(18,619)
Amortization of deferred financing costs	1,397	799	764
Amortization of original issue premium on senior notes	(194)	(215)	(215)
Purchase of property and equipment	(19,763)	(6,854)	(9,996)
Income taxes paid, net of refunds	(570)	(427)	(32)
Free Cash Flow	$29,495	$15,609	$25,309

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Reconciliation on As-Reported Basis – Year to Date:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Nine Months Ended
	September 30,
	2016	2015	2014
Net income	$26,439	$24,314	$16,808
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	34,237	26,906	21,598
Amortization of intangible assets	12,365	8,715	5,291
Non-cash stock based compensation	3,827	3,011	4,032
Loss (gain) on disposal of assets, net	(66)	562	385
Miscellaneous income, net	(739)	(102)	(14)
Interest expense	73,470	55,762	49,718
Loss from early extinguishment of debt	31,987	-	4,897
Income tax expense	19,109	16,186	10,343
Amortization of program broadcast rights	14,026	10,837	9,227
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	21	19	18
Network compensation revenue recognized	-	-	(343)
Payments for program broadcast rights	(13,859)	(10,558)	(11,194)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	28,515	20,983	18,812
Broadcast Cash Flow	$229,332	$156,635	$129,578
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	(28,515)	(20,983)	(18,812)
Broadcast Cash Flow Less Cash Corporate Expenses	$200,817	$135,652	$110,766
Pension expense	120	4,190	4,611
Contributions to pension plans	(3,038)	(3,916)	(4,713)
Interest expense	(73,470)	(55,762)	(49,718)
Amortization of deferred financing costs	3,664	2,396	2,158
Amortization of original issue premium on senior notes	(626)	(647)	(647)
Purchase of property and equipment	(33,238)	(15,250)	(20,452)
Income taxes paid, net of refunds	(14,589)	(1,675)	(361)
Free Cash Flow	$79,640	$64,988	$41,644

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Reconciliation on Combined Historical Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended
	September 30,
	2016	2015	2014

Net (loss) income	$(97)	$10,607	$21,702
Adjustments to reconcile from (loss) net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	11,493	12,022	11,862
Amortization of intangible assets	4,235	5,022	5,540
Non-cash stock-based compensation	1,271	1,009	981
Loss on disposal of assets, net	354	655	783
Miscellaneous expense (income), net	(29)	204	3,193
Interest expense	27,727	23,483	25,393
Loss from early extinguishment of debt	31,987	-	-
Income tax expense	868	598	7,372
Amortization of program broadcast rights	4,817	3,677	3,345
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	6	6
Network compensation revenue recognized	-	-	(122)
Payments for program broadcast rights	(4,729)	(3,417)	(3,517)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	6,254	9,233	4,544
Other	12	4,734	4,370
Broadcast Cash Flow	84,170	67,833	85,452
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(6,254)	4,734	(4,544)
Broadcast Cash Flow Less Cash Corporate Expenses	77,916	67,833	80,908
Pension expense	40	-	1,519
Contributions to pension plans	(1,405)	(2,483)	(1,996)
Other	389	4,467	505
Operating Cash Flow as defined in Senior Credit Agreement	76,940	60,584	80,936
Interest expense	(27,727)	(23,483)	(25,393)
Amortization of deferred financing costs	1,397	799	764
Amortization of net original issue premium on senior notes	(194)	(215)	(215)
Purchase of property and equipment	(19,763)	(13,750)	(8,750)
Income taxes paid, net of refunds	(570)	(1,250)	(1,250)
Free Cash Flow	$30,083	$22,685	$46,092

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Reconciliation on Combined Historical Basis – Year to Date:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Nine Months Ended
	September 30,
	2016	2015	2014

Net income	$24,825	$34,765	$50,732
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	34,982	34,619	33,796
Amortization of intangible assets	13,207	13,844	10,450
Non-cash stock-based compensation	3,827	3,011	4,032
Loss on disposal of assets, net	150	1,181	751
Miscellaneous expense (income), net	(770)	31	3,166
Interest expense	75,630	70,275	70,040
Loss from early extinguishment of debt	31,987	-	4,897
Income tax expense	18,995	11,454	8,849
Amortization of program broadcast rights	14,026	10,837	9,335
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	21	19	18
Network compensation revenue recognized	-	-	(343)
Payments for program broadcast rights	(13,859)	(10,558)	(11,239)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	28,516	20,983	18,812
Other	2,672	17,739	16,027
Broadcast Cash Flow	234,209	208,200	219,323
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(28,516)	(20,983)	(18,812)
Broadcast Cash Flow Less Cash Corporate Expenses	205,693	187,217	200,511
Pension expense	120	4,190	4,611
Contributions to pension plans	(3,038)	(3,916)	(4,713)
Other	7,733	4,467	5,700
Operating Cash Flow as defined in Senior Credit Agreement	210,508	191,958	206,109
Interest expense	(75,630)	(70,275)	(70,040)
Amortization of deferred financing costs	3,664	2,396	2,157
Amortization of net original issue premium on senior notes	(626)	(647)	(647)
Purchase of property and equipment	(33,238)	(26,250)	(26,250)
Income taxes paid, net of refunds	(14,589)	(3,750)	(3,750)
Free Cash Flow	$90,089	$93,432	$107,579

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

Reconciliation of Total Leverage Ratio, Net of All Cash

Reconciliation of net income to the non-GAAP term, in thousands except for ratio

Eight Quarters Ended
Combined Historical Basis Operating Cash Flow as defined in the Senior Credit Agreement:	September 30, 2016
Net income	$126,624
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	91,220
Amortization of intangible assets	36,846
Non-cash stock-based compensation	8,828
(Gain) loss on disposals of assets, net	1,032
Miscellaneous income, net	(4,225)
Interest expense	193,560
Loss from early extinguishment of debt	32,176
Income tax expense	62,621
Amortization of program broadcast rights	32,655
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	54
Network compensation revenue recognized	(113)
Payments for program broadcast rights	(32,349)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	66,598
Other	29,450
Broadcast Cash Flow	644,977
Corporate and administrative expenses before depreciation, amortization depreciation, amortization of intangible assets and non-cash stock-based compensation	(66,598)
Broadcast Cash Flow Less Cash Corporate Expenses	578,379
Pension expense	5,842
Contributions to pension plans	(10,516)
Other	14,697
Operating Cash Flow as defined in Senior Credit Agreement	$588,402
Operating Cash Flow as defined in Senior Credit Agreement, divided by two	$294,201

September 30, 2016
Adjusted Total Indebtedness:
Long term debt	$1,755,725
Capital leases and other debt	621
Total deferred financing costs, net	31,662
Premium on subordinated debt, net	(5,949)
Cash	(230,398)
Adjusted Total Indebtedness, Net of All Cash	$1,551,661
Total Leverage Ratio, Net of All Cash	5.27

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2016

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. We own and/or operate television stations in 51 television markets that broadcast over 190 separate program streams, including 36 channels affiliated with CBS, 27 channels affiliated with NBC, 19 channels affiliated with ABC and 14 channels affiliated with FOX. We own the number-one or number-two ranked television station operations in 50 of those 51 markets. Our stations reach approximately 9.5 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2016 or other periods, the impact of recently completed transactions, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of

November 8, 2016. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2015 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

Gray Television, Inc. will host a conference call to discuss its third quarter operating results on November 8, 2016. The call will begin at 9:00 AM Eastern Time. The live dial-in number is 1 (800) 768-6563 and the confirmation code is 3802414. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 3802414 until December 8, 2016.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc. Earnings Release for the three-month and nine-month periods ended September 30, 2016
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